                                                                   EXHIBIT 23(a)

                        CONSENT OF INDEPENDENT AUDITORS

HOUSTON INDUSTRIES INCORPORATED:

     We consent to the incorporation by reference in Houston Industries Incorporated's (i) Registration Statement on Form S-4 No. 333-11329, (ii) Registration Statements on Form S-3 Nos. 33-46368, 33-54228, 333-20069, 333-32353, 333-33301, and 333-33303, (iii) Post-Effective Amendment No. 1 to
Registration Statement No. 33-51417 on Form S-3, (iv) Registration Statements on Form S-8 Nos. 333-32413, and 333-32585 and (v) Post-Effective Amendment No. 1 to Registration No. 333-11329-99 on Form S-8 of our report dated February 20, 1998 (relating to the consolidated financial statements of Houston Industries Incorporated) appearing on this Combined Annual Report on Form 10-K of Houston Industries Incorporated and NorAm Energy Corp. for the year ended December 31, 1997.

DELOITTE & TOUCHE LLP

HOUSTON, TEXAS
MARCH 23, 1998